BARRETT BUSINESS SERVICES, INC.
        STATEMENT OF CALCULATION OF BASIC AND DILUTED SHARES OUTSTANDING


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                                                             Three Months       Year
                                                                 Ended          Ended
                                                             Dec. 31, 1997  Dec. 31, 1997
                                                             -------------  -------------

Weighted average number of basic shares outstanding            6,738,826      6,750,523

 Stock option plan shares to be issued at prices
    ranging from $3.50 to $18.00 per share                       559,658        532,615

 Warrant issues at a price of $4.20 per share                     30,000         47,308

 Less:  Assumed purchase at average market price
         during the period using proceeds received
         upon exercise of options and purchase of
         stock, and using tax benefits of compensation
         due to premature dispositions                          (516,724)      (445,327)
                                                               ---------      ---------

 Weighted average number of diluted shares outstanding         6,811,760      6,885,119
                                                               =========      =========
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